Exhibit 10.19

Aleris
25825 Science Park Drive
Suite 400
Cleveland, OH 44122
www.aleris.com

T. 216.910.3400
F. 216.916.4125

June 21, 2012

Mr. Eric Rychel
670 Alice Drive
Northbrook, IL 60062

Dear Eric,

On behalf of Aleris International, Inc., I am pleased to confirm your offer for the position of Vice President, Strategy and Business Development reporting to Steve Demetriou, Chairman and Chief Executive Officer. Your office will be in the Company’s headquarter offices located in Beachwood, Ohio.

The terms of your offer are as follows:

Compensation

•	You will be paid $10,416.67 semi-monthly ($250,000 annualized).

•
You will be eligible to participate in the Aleris International Inc. Management Incentive Program, a cash bonus program, which we also refer to as the Aleris MIP. Performance measures for this program applicable to you are established and communicated on an annual basis. Your target bonus percentage will be 40% of your annual base salary. Any bonus paid will be prorated based on your start date. Awards are discretionary and are determined by the Compensation Committee of the Company, as the case may be, in accordance with the Plan.

Equity Participation

•
You will be eligible to participate in the Company’s Equity Incentive Plan. Your equity award will include 3,000 Restricted Stock Units (RSU’s) and 10,000 Fair Market Value stock options. Equity awards vest over four years on a quarterly basis. Your stock option strike price will be established by the Compensation Committee of the Board of Directors at the end of the quarter in which your date of employment is effective. All awards are subject to the approval of the Board.

Rychel
June 21, 2012

Benefits and Perquisites

•
You will be eligible to participate in the Aleris benefit plans applicable to salaried employees in the Beachwood headquarters location. These include medical, dental, vision, life and disability insurance programs, and a 401(k) program.

•	You will receive twenty (20) days of paid vacation each year, which for 2012 will be prorated based on your date of hire.

•
You will be eligible for the Aleris relocation program to assist you with your move to Pittsburgh, PA. As part of your relocation, you will receive one month’s salary, subject to normal withholding taxes, as a miscellaneous allowance.

Severance

In the event of a termination of your employment without cause, you will be eligible for six months of your base salary, and six months of continued welfare benefits. “Cause” means (i) willful and continuing failure to perform duties of employment; (ii) gross misconduct, fraud or dishonesty involving the Company; (iii) breach of duty of loyalty to the Company; (iv) impeding a Board of Directors investigation; or (v) conviction of a felony. In order to receive any severance pay, you will be required to execute a release provided by the company.

As a condition of employment, please complete and return the enclosed employment application and background authorization form. Once we process these completed forms, you will receive an electronic ticket prompting you to complete a drug screening. Of course, your employment with Aleris will be at will, and either you or the Company will be free to terminate at any time.

Sincerely,

Thomas W. Weidenkopf
Executive Vice President
Human Resources and Communications

cc: S. Demetriou
N. Lossia